Exhibit 99.1

Press contacts:

Christen Graham or Cathleen Porter

Warner Communications

Phone: (978) 526-1960

christen@warnerpr.com or cathleen@warnerpr.com

Investor inquiries:

Andrea Clegg

NightHawk Radiology Holdings, Inc.

866-402-4295 or 208-292-2818

aclegg@nighthawkrad.net

NightHawk Radiology Holdings, Inc. Acquires The Radlinx Group

Leading Radiology Solutions Provider Buys the Nation’s Third Largest

Teleradiology Company. Company to Host Conference Call Today.

Coeur d’Alene, Idaho, April 9, 2006 – NightHawk Radiology Holdings, Inc. (NASDAQ: NHWK), the leading provider of radiology solutions to medical groups and hospitals throughout the United States, today announced its acquisition of The Radlinx Group. Headquartered in Texas, The Radlinx Group is the third largest provider of teleradiology services in the country with doctors located solely in the U.S.

“The Radlinx Group is an excellent addition to the current NightHawk suite of radiology solutions,” said Dr. Paul Berger, NightHawk Chairman and Chief Executive Officer. “The acquisition significantly expands our core off-hours business, strengthens our partnerships with radiology groups to help grow our final interpretation and sub-specialty business, and extends our capability of providing radiology solutions and improving patient care with such a strong presence of doctors located domestically.”

The acquisition of The Radlinx Group and its 303 hospitals increases NightHawk’s customer base to over 1,300 hospitals nationwide representing 24% of all U.S. hospitals. With the addition of The Radlinx Group, NightHawk significantly expands its presence in key areas of the United States, including Texas, the second largest market in the U.S. Combined with the recent acquisition of Teleradiology Diagnostic Service in California, this acquisition further solidifies NightHawk’s position as the industry leader for providing high quality, cost effective radiology solutions to radiology groups across the U.S.

“The strategic acquisition of The Radlinx Group, with their doctors located across the U.S., should help alleviate concerns the industry may have about Medicare interpretations being performed outside the U.S.,” said Tim Mayleben, NightHawk Executive Vice President and Chief Operating Officer. “While we continue to capitalize on the efficiencies of our centralized approach to interpreting radiological procedures, we are also able to utilize our proprietary workflow to seamlessly distribute images to our U.S.-based doctors.”

“We’re looking forward to working with the NightHawk team and its affiliated radiologists to provide the best possible service to our customers,” said Greg Lowenstein, Chief Executive Officer, The Radlinx Group. “We are especially excited to introduce NightHawk’s broad range of services and solutions to our customers, including 3D reconstructions and CCTA interpretations, sub-specialty reads, and its advanced workflow solution, Talon, which will bring greater efficiencies to our doctors, our radiology group customers, and their patients.”

The Radlinx Group is expected to contribute $17 million to $19 million in revenue for the remainder of 2007. NightHawk paid $53 million for The Radlinx Group and expects the transaction to add approximately $0.05 to adjusted EPS in 2007 (excluding non-cash stock compensation and amortization of intangibles, tax effected). The company has historically reported adjusted EPS including amortization expense; however, with the growing amount of non-cash amortization expense the company will incur as a result of recent and possible future acquisitions it believes this information to be a better measure for investors. Consistent with past practice the transaction is expected to add approximately $0.02 to adjusted EPS in 2007 (excluding only non-cash stock compensation, tax effected). Senior secured debt financing was arranged by Morgan Stanley Senior Funding.

Conference Call

NightHawk Radiology Services will hold a conference call today to discuss the acquisition at 4:00 P.M. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.nighthawkrad.net. Participants can also access the call by dialing 800-218-0204 (within the United States and Canada), or 303-262-2139 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (PT) on Monday, April 16. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11087937.

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is the nation’s leading provider of professional radiology solutions. NightHawk is leading the transformation of the professional practice of radiology by providing high-quality, cost-effective radiology services to radiology groups and hospitals throughout the United States. NightHawk’s suite of solutions, including its advanced, proprietary workflow technology, is reshaping the way radiology groups practice by increasing efficiencies and improving the quality of patient care. With its team of U.S. board certified, state-licensed and hospital-privileged physicians, NightHawk services medical groups twenty-four hours a day, seven days a week at over 1,300 hospitals in the U.S. from centralized facilities located in the United States, Australia and Switzerland.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding the potential benefits and accretive nature of NightHawk’s acquisition of The Radlinx Group. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competitive conditions in the radiology industry, and regulatory risks. Other factors that could cause operating and financial results to differ are described in NightHawk’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

“NHWKF”